UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

SIGNATURE GROUP HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

The following press release was issued by Signature Group Holdings, Inc.:

SIGNATURE GROUP HOLDINGS ANNOUNCES PLANNED ADDITION OF TWO NEW BOARD DIRECTORS AND CORPORATE NAME CHANGE TO REAL INDUSTRY, INC.

Company Announces Annual Meeting of Stockholders

SHERMAN OAKS, Calif., April 13, 2015 — Signature Group Holdings, Inc. (OTCQX: SGRH) (“Signature” or the “Company”) today announced that the Company’s Board of Directors has increased the size of the Board from five to seven directors, nominating Mr. Patrick Deconinck, a former 3M Company (“3M”) executive, and Mr. William Hall, an exceptional operational manager with extensive financial and industrial experience, for election by the stockholders at its annual meeting as its new directors.

Craig T. Bouchard, Chairman and CEO of Signature, stated, “Given our recent acquisition of Real Alloy, we felt it important to increase the capabilities of our Board due to the recent growth and added complexity of our business. We are very pleased to nominate two well-qualified individuals as directors. Patrick comes to Signature after serving 35 years at 3M, where he held executive leadership positions in both the U.S. and Europe. We believe that the Board will benefit from Patrick’s global experience and his knowledge of strategic direction combined with operational excellence. Bill also possesses extensive operational and financial expertise, as well as a broad background in industrials. Having served as an executive manager and board member for a number of public and private companies, we believe Bill will offer valuable insight on manufacturing process and merger and acquisition activity.”

Mr. Deconinck most recently served as Senior Vice President-West Europe for 3M from 2011 to 2015 and held overall responsibility for 3M’s West Europe business, which accounted for approximately 20% of 3M’s total revenues. During this period, Mr. Deconinck oversaw approximately 16,000 employees in 16 countries and also orchestrated the restructuring of 3M’s European supply chain organization. From 2005 to 2011, Mr. Deconinck was Vice President and General Manager of 3M’s Industrial Adhesives & Tapes Division where he provided global leadership for 3M’s largest operating unit. He retired in March 2015 after providing more than 35 years of service to 3M.

Mr. Deconinck holds an Acceptance degree in Applied Sciences from Catholic University of Leuven (Belgium) and is fluent in English, Flemish, French and German.

Mr. Hall has served as the General Partner of Procyon Advisors LLP, a Chicago-based private equity firm providing consulting and growth capital for healthcare services companies, since 2006 following the sale of Procyon Technologies, Inc. (“Procyon Technologies”). Mr. Hall has over 30 years of senior operating executive experience at various companies, including Procyon Technologies (aerospace actuation components), Eagle Industries (capital goods) (LON: ATK), Fruit of the Loom (consumer goods) (NYSE: FOL), Cummins Inc. (industrial power equipment) (NYSE:CMI), and Falcon Building Products, Inc. (specialty building products) (NYSE: FBP) where Mr. Hall, as Chief Executive officer, completed an initial public offering and later completed a leveraged buyout to take the company private.

Since 2004, Mr. Hall has been a member of the board of directors of Stericycle, Inc. (NASDAQ: SRCL), a compliance company specializing in collecting and disposing regulated substances, and currently serves as the Chairman of the Compensation Committee. Since 2002, Mr. Hall has also been a member of the board of directors of industrial supply company W. W. Grainger, Inc. (NYSE: GWW) and currently serves on both the Audit Committee as a financial expert, and the Governance Committee. From 2001 to 2014, Mr. Hall served as a member of the board of directors of Actuant Corporation (NYSE: ATU) and served on both the Audit and Governance Committees. From 1984 to 2011, Mr. Hall also served as a member of the board of directors of A. M. Castle (NYSE: CAS).

Mr. Hall currently volunteers as an Adjunct Professor at the University of Michigan. Mr. Hall holds degrees in aeronautical engineering (B.S.E.), mathematical statistics (M.S.) and business administration (M.B.A. and Ph.D.), all from the University of Michigan.

Real Industry, Inc. Corporate Name Change

Signature also announced plans to change its corporate name to Real Industry, Inc., to better reflect the Company’s strategy of engaging in strategic business acquisitions focused on sectors that include transportation, food, water and energy. The corporate name change is subject to stockholder approval.

Mr. Bouchard continued, “Following the Real Alloy acquisition, we felt that the name Signature Group Holdings, Inc., was no longer an accurate representation of our Company’s current operations and acquisition strategy. We believe the new name Real Industry, Inc., encapsulates our current approach to making strategic investments, without limiting the image of the Company to the public, as new opportunities emerge.”

Details Surrounding Signature’s Annual Meeting of Stockholders

Signature’s Board of Directors has scheduled the Company’s Annual Meeting of Stockholders (“Annual Meeting”) for 9:30 a.m. ET on Thursday, May 28, 2015. The Annual Meeting will be held at the offices of Real Alloy, located at 25825 Science Park Drive, Beachwood, Ohio 44122. The record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting will be the close of business on April 20, 2015.

About Signature Group Holdings, Inc.

Signature is a North America-based holding company seeking to invest its capital in large, well-managed and consistently profitable businesses concentrated primarily in the United States industrial and commercial marketplace. Signature has significant capital resources, and federal net operating loss tax carryforwards of more than $900 million. For more information about Signature, visit its corporate website at www.signaturegroupholdings.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements, which are based on our current expectations, estimates, and projections about Signature’s and its subsidiaries’ businesses and prospects, as well as management’s beliefs, and certain assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “should,” “will” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. Signature undertakes no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to, statements about additions to Signature’s Board of Directors, Signature’s and its subsidiaries’ rebranding efforts, expansion and business strategies; anticipated growth opportunities; as well as future performance, growth, operating results, financial condition and prospects. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Important factors that may cause such a difference include, but are not limited to Signature’s ability to successfully identify, consummate and integrate acquisitions and/or other businesses; Signature’s ability to successfully rebrand itself with a new name; changes in business or other market conditions; the difficulty of keeping expense growth at modest levels while increasing revenues; Signature’s ability to successfully defend against current and new litigation matters: as well as demands by investment banks for defense, indemnity, and contribution claims; Signature’s ability to access and realize value from its federal net operating loss tax carryforwards; and other risks detailed from time to time in Signature’s Securities and Exchange Commission filings, including but not limited to the most recently filed Annual Report on Form 10-K and subsequent reports filed on Forms 10-Q and 8-K.

Rule 14a-12 Legend

On April 10, 2015, Signature filed a preliminary proxy statement in connection with its 2015 annual meeting of stockholders. Prior to the annual meeting, Signature will furnish a definitive proxy statement to its stockholders, together with a proxy card. Signature stockholders are strongly advised to read Signature’s proxy statement as it contains important information. Stockholders may obtain Signature’s preliminary proxy statement, any amendments or supplements to the proxy statement and other documents filed by Signature with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement and any amendments and supplements to the definitive proxy statement will also be available for free at Signature’s Internet website at www.signaturegroupholdings.com or by writing to Signature Group Holdings, Inc., 15301 Ventura Boulevard Suite 400, Sherman Oaks, California 91403. In addition, copies of Signature’s proxy materials may be requested by contacting our proxy solicitor, Morrow & Co., LLC at 800-662-5200 toll-free. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Signature’s stockholders is available in Signature’s preliminary proxy statement filed with the Securities and Exchange Commission on April 10, 2015.

Contact

Signature Group Holdings, Inc.

Jeff Crusinberry, Senior Vice President and Treasurer

(805) 435-1255

investor.relations@signaturegroupholdings.com